Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 3q20 results, provides business update and announces 3q20 earnings call date

●	Expects 3Q20 operating income for Ocean Transportation to be $84.5 to $86.5 million vs. $43.9 million in 3Q19
●	Expects 3Q20 operating income for Logistics to be $11.5 to $12.5 million vs. $11.3 million in 3Q19
●	Expects 3Q20 net income and diluted EPS to be $67.2 to $69.4 million and $1.55 to $1.60, respectively
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Available borrowings of approximately $519 million at quarter end and leverage ratio per debt agreements of approximately 2.4x
●	Announces third quarter earnings call date on November 2, 2020

HONOLULU, Hawaii (October 8, 2020) – Matson, Inc. (NYSE: MATX) today announces preliminary third quarter financial results, provides a business update and announces that its third quarter earnings call date will be held on November 2, 2020.

“Matson’s businesses continued to perform well in the third quarter despite the ongoing challenges from the COVID-19 pandemic and related economic effects,” said Chairman and Chief Executive Officer Matt Cox. “Our China service, consisting of the CLX and CLX+ services, was the primary driver of the increase in consolidated operating income year-over-year as a result of strong demand for our expedited ocean services and ongoing challenges in the transpacific air freight markets. I am confident that we can make the CLX+ a permanent service because of Matson’s fifteen-year track record of operating our industry leading expedited CLX service in the transpacific tradelane, the introduction of our new Alaska-to-Asia Express (AAX) service for Alaska seafood exports to Asia as part of the CLX+ westbound return trip to China, and the likelihood of continued favorable transpacific tradelane supply and demand dynamics going forward.”

Mr. Cox added, “In our other core tradelanes, we saw an improvement in freight volume in each of the tradelanes from the levels achieved in the second quarter during the height of the COVID-19 pandemic as freight demand improved with the reopening of local economies. Hawaii volume approached the level achieved in the prior year quarter, although continued restrictions on tourism and a second shelter-in-place order in the latter half of the third quarter weighed on freight demand. In Alaska and Guam, we saw modestly higher year-over-year volume growth. Logistics operating income increased year-over-year as the continued reopening of the U.S. economy led to improved performance in all of the business lines. We also continued to achieve cost benefits from our previously-announced cost management initiatives. As a result, Matson expects third quarter operating income for Ocean Transportation of $84.5 to $86.5 million and Logistics operating income of $11.5 to $12.5 million. We also expect third quarter 2020 net income and diluted EPS to be $67.2 to $69.4 million and $1.55 to $1.60, respectively.”

Third Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended September 30, 2020 compared to the three months ended September 30, 2019 and on a FEU basis:

●	Hawaii container volume decreased 0.8 percent primarily due to lower volume from the state’s COVID-19 mitigation efforts including restrictions on tourism and a second shelter-in-place order that took effect in August;
●	Alaska volume increased 1.5 percent primarily due to higher southbound volume as a result of stronger seafood volume compared to the prior year, partially offset by modestly lower northbound volume;
●	China volume was 124.7 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of increased capacity in the tradelane;
●	Guam volume was 2.1 percent higher primarily due to increased demand for retail-related goods as the local economy reopened following the shelter-in-place in the second quarter of 2020; and
●	Other containers volume increased 4.5 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity and Debt Outstanding

Total debt decreased by $66.4 million during the three months to $823.6 million as of September 30, 2020. As of September 30, 2020, Matson had available borrowings under its revolving credit facility of approximately $519 million. The leverage ratio under the debt agreements as of September 30, 2020 was approximately 2.4x.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on November 2, 2020 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Monday, November 2, 2020
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through November 9, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 8075505. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding operating income, net income, earnings per share, the COVID-19 pandemic and subsequent economic effects, making the CLX+ service permanent, contributions of the AAX service to Alaska volume, demand for transpacific expedited ocean services, additional CLX vessel charter sailings, economic growth and drivers in Hawaii, Alaska and Guam, and operational changes. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.